Exhibit 99.1

Dr. Byrne’s exchange with Business Week

Sanity Check has long maintained that the mainstream financial press has been compromised by Wall Street. See this shocking set of questions from Timothy Mullaney with Dr. Byrne’s responses for an example of what some corporate CEOs critical of Wall Street are subjected to regularly.

If you want to read the original email from Tim, it can be found here.  Bob O’Brien’s comments can be found on his Sanity Check Blog.

Dr. Byrne’s Responses

Dear Tim,

I appreciate your taking the time to write such an exhaustive list of questions.  Since you did nothing to indicate the interview was off-the-record I am treating it as on-the-record (that is the journalistic convention, I believe), and so have reprinted your letter below. I trust also that you do not mind me responding in this public forum, as you also failed to stipulate otherwise (as some reporters have when they interview me by email).

My normal practice is to respond in CAPS interspersed among questions posed. As some, however, some have misconstrued that to mean, “shouting,” I will switch to italics to reduce any possibility of misunderstanding.

From: Mullaney, Tim [ mailto:Tim_Mullaney@businessweek.com]

Sent: Tuesday, January 10, 2006 6:55 PM

To: Scott Blevins

Subject: Some questions to get started

Hi Scott:

As we discussed, here are some questions for Patrick and others at Overstock. This is most of my line of questioning, but not necessarily all the questions that may arise......(edited for privacy reasons, nothing of interest in this copy)

OK, here goes…

First topic: What went wrong in 2005?

Let’s walk through each of the four quarters. In the first quarter, there was a miss attributed in part to errors in buying offline media. What happened? Who made the buy? Which purchases didn’t deliver? How do you measure that: i.e. how do you know which buys to blame? What corrective actions did you take.

In the second quarter, what was the problem? What did you do about it? Did it work?

For the third quarter, IT was the problem. How long did that fester before it was recognized? Why did it take so long to be recognized, and then to be disclosed? (Orbitz.com, by contrast, reported a big problem with its Oracle databases in I believe 2003 within a day or two of the snafu).  Why did it take so long to correct? Where was Shawn Schwegman during this period? During the extended leave Patrick has described on The Motley Fool, who was standing in for the CIO? With regard to the account of Shawn having sold stock to buy a home immediately upon his return, some questions. A. Who was the woman? B. Did they get married? C. Are they still together? D. Can we review the timing of exactly when he sold the shares, and from where he contacted his broker? E. What background in running large technology systems did Shawn have before joining Overstock? Before becoming CIO? When exactly did he go on leave, does he remain on leave, and who is fulfilling the CIO function? (I see you have an SVP for technology, but that is not quite the same title and the date of his assuming that role is not given in his bio).

In the fourth quarter, what was the source of the disappointing sales growth PMB mentioned on Bloomberg? How bad was it? Is the Street on target in putting full-year sales for 05 around $840M and a 15 cents per share loss? What will be the operating cash flow for the fourth quarter and cash position (exclusive of short-term securities) at 12.31?

For two years I have been telling owners that my goal is 60% to 100% growth at break-even plus-or-minus 1%.

In 2004 we grew 107% GAAP (84% on a Gross Merchandise Value basis) and lost 1% GAAP.   Two for two.

In 2005 (as we have not formally announced it yet, I must be vague) we grew about low-mid-sixties percent GAAP and lost between 2% and 3% GAAP. One for two (I missed the second by between 1% and 2%).

Regrettably, much of the rest of your question concern either quarterly “misses,” which is odd, because my announced goals are always annual, or make the mistake of discussing “misses” in the context of numbers from Wall Street analysts which I have not only specifically disclaimed, I rarely if ever even read. (Look at it this way: suppose Joe announces, “Tim will score 20 points in a game of basketball this afternoon,” and you disclaim that, but go out and score 18 points, or even choose to play hockey this afternoon, have you “missed” your numbers? Why are they even “your” numbers? Aren’t they “Joe’s” numbers? In short, are “your” numbers the numbers that you announce as your own, or are they what get assigned to you by people who don’t have any idea what you plan on doing this afternoon?)

Your remaining questions concern precisely the kind of detailed financial projections which I do not release, or are inappropriate for you to ask (“ Who was the woman? B. Did they get married? C. Are they still together?”)

5.                                       Everyone knows online retailers are strongly cash-flow positive in 4Q, and then pay bills in January.

Actually, Tim, I was so surprised to discover how much of Wall Street overlooked that dynamic (at least while observing a competitor) that in the interests of conservatism I drew attention to the fact in my January, 2004 shareholders’ letter:

“Consider a business that makes bricks, is running at break-even, and is growing. As it grows it will absorb cash to fund increased working capital needs. If it begins to shrink, however, it will release cash as working capital declines (ceteris paribus).

Overstock is different: …. If we were at break-even but growing, our growth would generate float-cash. If we shrank, we would lose float-cash (again, ceteris paribus). This dynamic is the reverse of that displayed by the brick factory imagined above.

It is not clear to me that Wall Street understands this odd dynamic of Overstock (or other Internet businesses whose ‘operating cash flow’ they model). That $40.3 million cash isn’t really ‘ours’: much of it is money we are just holding for other people.”

This is not exclusive at all to OSTK. What will be the cash position at 3/31/06, when the short-term exaggeration of cash flow has been flushed out?

Sorry, I don’t give out detailed projections, nor quarterly projections, and hence, by extension, detailed quarterly projections.

6.                                       How is your liquidity? Can you describe the Asian-currency instrument that is tying up the $70 million-plus, or direct me to the correct pages in your SEC filings that describe this instrument and when it matures? Preferably, do both. There have also been some fluctuations in the interest rate and terms of your Wells Fargo facility. Please explain, and do they indicate, taken together, that Overstock has become a stronger or a weaker credit?

I am not aware of any “Asian currency crisis” so once again, I am going to have to hold out for a better-formed question on that, other than to say, I think our liquidity is fine.

7.                                       Seems as if marketing issues were a pretty consistent 2005 problem. Why? Some on the short side contend that the issue can be traced to having an underqualified executive running offline marketing. Without any reference to this person’s non-existent illicit past, why is someone whom Howard Lemcke describes as a former office manager for a small local business running such a critical function for a public company closing in on $1 billion in sales?

Yes, when our annual growth is only 4X the industry’s instead of our normal 5X or 6X I consider that a “problem” too. Offline marketing was outstanding in 2005 by all measures (your assumption that this was a problem is false).

By saying,  “Without any reference to this person’s non-existent illicit past” you have referred to this person’s non-existent illicit past, so I will address your point. Several years ago my friend and colleague, Stormy Simon, put a killer (David Meade) behind bars. For four years the police searched for a witness of whom they knew only a name, “Stormy” (which they mistakenly assumed to be a stripper’s nom du stage: they thus confined their searches to Intermountain strip joints). They never found Stormy, and while Stormy knew some key facts about the murder, she did not that a murder had taken place. Stormy learned only when Meade found her to tell her that if she testified she “would end up face down in a field with a bullet in her head.”   At the end of Meade’s trial it seemed certain he would walk out of court a free man, but in a John Grisham-like twist, Stormy surprised everyone by showing up in the courtroom. Her testimony put Meade away for life. She is a hero to the Salt Lake City homicide detectives and prosecutors, one of whom just wrote a book, “Death in a Fish Pond,” the climax of which is Story’s out-of-the-blue heroism (the only other witness, incidentally, has since ended up face down in a field).

The shorts have made legend out of this “ex-stripper executive” story, even though the crux of the story is that it was the police’s mistaken assumption about her name that caused them to miss her in the first place. They know it to be false, they slimily and continuously feed it to compliant reporters who dutifully bring it up, sometimes in “Without any reference to this person’s non-existent illicit past” ways. (For the record, I count several wrigglers and escorts among my friends, consider them to a woman finer than the average denizen of Wall Street, and would have no objection to hiring any of them. Unfortunately, they are all holding out for C-level titles.)

Lastly,  I fail to see the relevance of the fact that in 1995 Stormy Simon was an office manager. Her “credentials” are that she has taken our unprompted brand awareness from tiny single digits to 29%: judging from other of your correspondence (which I have helpfully republished below), you seem a little hung-up on credentials (however, if you’re ever looking for a job just call:  your law degree would entitle you to carry Stormy’s bags).

8.                                       Why did gross margins stall? Why did you take marketing spend to 10% or more of revenues? Was this planned, or a function of revenue shortfalls relative to internal budgets?

Gross margins went up 270 basis points in 2004, but “only” 170 basis points in 2005. I’ll put this in the bucket holding the “annual growth only 4X the industry” failure.

9.                                       Why did operating expense spike so? Technology spending? Several analysts told me they did not know tech spending was going to rise so sharply in 05, though none accuses you of lying about it. Did you change your mind? When? When was 2005’s tech spend approved, and why didn’t sell-side analysts, several of whom work for firms that had banked for Overstock, know about it? And was it a tactical mistake, or anything worse, not to communicate that change in strategy or tactics once you decided on it?

Yes, technology spending was the reason.  While some of it was unexpected, the primary reason that analysts did not know was that I did not tell them privately, because it is illegal to do so

(that whole “Reg FD” thing, remember?) No, I do not consider “not breaking the law” a tactical mistake.

10.                                 The cash consumption of the business multiplied during the first nine months of 2005, even relative to the size of the business. Why? Was that planned?

 Because we decided to beef up our technology tremendously. “Was that planned?” Yes, we never bought anything by accident. Was it anticipated? We did do more than we expected to do at the start of the year.

11.                                 Several analysts blame 2005 on management’s inability to properly vet and manage up to a dozen or more major projects. Jewelry, travel, auctions, Club O, the software upgrade – it’s a longish list. How fair is this critique? Why did you take on so much? Did any of it succeed? An industry source says that tracking the serial numbers of diamonds convinces him that you are selling as few as 2 to 4 diamond rings a month, with at least $7 million in inventory on your balance sheet, representing approximately 2,700 to 2,800 stones. True?

The critique has some merit: many of the projects came off well, but I did bite off too much technology to chew in one year.

The diamond sales prediction is low. Yes, it is true that we have $7 million of diamonds on our balance sheet, though I am fine with this: they are not going anywhere, and they are holding value nicely (I just had a nice offer yesterday for the lot, actually).

12.                                 Walk me through the metrics for emerging markets: How much travel are you selling (use GTS please; I am recognized as an online travel expert and have spoken at several PhoCusWright and Travelcom conferences)? Revenue from auctions? How many diamonds? And whither Club O and b2b? How much of your inventory bloat do the diamonds represent? Are you going to have to write them down? When?

Oh my, I had no idea I was addressing a “recognized … online travel expert” who had “spoken at several PhoCusWright and Travelcom conferences.” I’ll try to keep up.

 “GTS”? Not sure what it is, but I assume the “G” means, “Gross”: the business we bought sold about $30 million (gross) in the year before we bought it. Beyond saying that I expect it will grow at the rate of the rest of the company or faster,  I try to avoid making segment reports or predictions. Auctions had GMV of about $30 million in 2005: again, I will not be reporting by segment going forward. “Whither Club O and b2b?” Club O is great, b2b has morphed into a new tab (“Bulk Buys & Business Supplies”) last autumn. Diamonds are $7 million, and no, I do not plan on writing down diamonds (nor any gold I find laying around, either).

13.                                 Also, who runs each of these efforts? What domain expertise did they have, if any? In some cases, huge amounts, in some cases, little. Was a jewelry expert running jewelry? Yes, if  20 years makes one an “expert.”   Did Ms. MacDonald Korth have any material background in

online auctions?   Yes. Who ran travel?  The two guys who built the $30 million travel business from scratch: I don’t know if they ever spoke at any conferences so I am not sure that they would qualify as “recognized online travel experts.”

And so on. Do they add up to a pattern, as sell side analysts contend, of having weak executives running key growth initiatives.   What does that say about the executives who appointed them if this is, in fact, a consistent pattern?

You know, I have been thinking of replacing the whole lot of us, but it’s just so hard to find a team that grew an e-tailer that is a  “public company closing in on $1 billion in sales” (your words above) in six years on $90 million of burned capital. There’s Amazon, of course: oh wait, they’d burned $2.5 billion or so by this point, and were losing hundreds of millions per year from operations. There’s Buy.com – oh, their S-1 shows they’ve lost $420 million, and they are about 40% of our size. uBid? Over half a billion, right? Etc. etc.

How exactly did Ms. Simon and Ms. MacDonald Korth get hired?

Ms. Simon came in for a temp job. I hired Ms. MacDonald-Korth from an analyst’s position at the Federal Reserve.

14.                                 Scott Devitt, perhaps the most sympathetic buy-side analyst extant, says you missed all four quarters of 2005 relative to his forecasts (Yahoo Finance says you met the second quarter; Devitt says that was due to a non-recurring item).

Could be. I agree he is nice (and the most knowledgeable analyst I have met when it comes to the liquidation industry). I do know that when he comes he has a better understanding of the liquidation industry than anyone. In fact, I would add, the good analysts provide me a service. They come, we talk, I like hearing them and their thoughts. The better of them are like getting access to good consultants, without the ego problems. Seriously: Devitt, Kessler, Doug from Lehman. Bill and Craig from Hambrecht. A couple more here and there. They know what is going on in the industry, and often either alert us to some technology that we missed, or have even pointed out a metric within our own business that bears study.

But that said, I cannot comment on their forecasts, as I don’t read them (and I don’t know if they read mine).

15.                                 What does that say about management and control? Are you aware of any public company that has done that in recent years without management getting fired? Why shouldn’t you be fired, other than your ownership position in OSTK? Why has the board not insisted on better performance?

Ha ha ha ha. I’ve been trying to get fired for six years. Regarding the  “done that,” stuff, I strongly doubt the board has read any analysts reports either. As far as the rest, see the second part of my answer to #13 above.

16.                                 What was the purpose or meaning of the board changes? How much time is Jack Byrne spending at OSTK? Who reports to him? What are his functions as non-executive chairman of the board? Competitors suggest Jack is running the company’s day to day operations in tandem with Jason Lindsey. Please sort out who is doing what, and how much time Patrick is devoting to the Rocker litigation, the NCANS and related matters. Was Patrick, in essence, relieved of his CEO duties as some believe?

If Patrick was, he was prescient enough to announce it to the world months in advance, and for years, all the times he has explained why he thinks the roles of chairman and CEO should be split, and also, for the first three years of the business, when he asked his father to be chairman.  The better question would be, “Why in its six year history were there three years when Jack Byrne was not chairman?” The answer to that is, “SOX.”

Section II. What is the strategy going forward?–

As a prefatory comment, please understand that as detailed as I am about the past, I tend not to be too forthcoming on future strategy.

What is the prospect for getting gross margins higher, especially in the part of the business where you take inventory risk? What do you say to sell-side critiques – and please note that this is a sell-side critique – that the prominent role of shopping bots in consumer electronics will constrict your ability to rebuild margins? Given the very tight competition in consumer electronics, how much margin wiggle room do you have in this sector? What percentage of your sales come from consumer electronics, which tend to be among your most expensive SKUs?

Our prospects for growing gross margins are good. We have added 370  and 170 basis points in the last two years, respectively. I think one or two more years of >100 basis point growth is possible.

“What do I say to sell-side critiques”? Again, I rarely read them, and certainly never journalists: too much blather and hidden agendas.

As far the “how much comes from which segment and what are your margins in it” stuff, I don’t disclose that.

2.                                       Explain the strategy for maintaining or expanding gross margins in the consignment part of the business. We may want to have me discuss this business offline with a more junior executive to prepare me for speaking with PMB, so I understand it better. To what extent does your fulfillment business compete directly with Amazon, and to what degree are you working distinct markets (i.e. are yours closeouts and theirs not?). What is the difference between your margins and share in this business and theirs? How do you answer a critique that Amazon will be able to keep you from raising margins by setting the pricing standards for this market?

Hmm. Could be. Sounds like business.

3.                                       Aaron Kessler and Derek Brown – and to a degree Scott Devitt – all say you have to slow the rate of growth, cut marketing spending to 8% or 9% of sales, and try to achieve profits beginning in 2006. How, in fact, could you do that? To get opex under control, for example, will you have to lay off employees who fall under SG&A? How many? How, especially, do you do that when the consensus is that online advertising rates are rising strongly? What are your options, and your plans?

Kessler and Devitt are as good as the game, and their instincts about marketing are probably right. Opex is already under control.  Derek Brown cannot build a simple spreadsheet on his own (no kidding, that’s not hyperbole, I’ve worked with him, he needs staffers to do it) so I will not comment on his opinions.

4.                                       What margins can you achieve if you successfully do these things? What about in 07?

See above.

5.                                       Posters to various blogs, including one claiming to be an insider, have raised the notion that management and Jack Byrne would like to take Overstock private, tune out the public market noise, and get the company fine-tuned in a more manageable atmosphere. Is management considering this? Has the board discussed it, in even a preliminary fashion? If you are not interested in such an option, why not?

Board deliberations are private, but I can tell you that I have considered it, but only from an economics perspective: the “public market noise” means nothing to me, as I would have imagined you guys would have figured out by now. (Actually, that is not completely true: all things being equal, I have a slight preference for the amount of consternation I am causing you fellows, and if nothing else, many, many people tell me that the homogeneity of the coverage by Wall Street is what has convinced them I am right about things.)

6.                                       Several people have expressed skepticism that such a buyout would be credit-worthy. Have you had any discussions with lenders? On the other hand, given the large management stake and close association with Scion and Fairholme, how much stock would you need to buy to buy the company, assuming investors recruited by management and the board participated?

There’s no “close association” with Scion or Fairholme. How much would we have to buy? I don’t know. But personally, I think it would be so much more fun to leave a little stub in the public’s hands, for lots of reasons.

7.                                       Related question: Who runs Odyssey America Reinsurance, which bought 475,000 shares in the third quarter? Do its officers, directors or portfolio managers/analysts have any past or present ties to Messr. Byrnes, Macklin, Fisher or Lindsey? Can you describe any meeting with management Odyssey had before buying the position, or any outreach that Overstock, its directors, its bankers or other representatives conducted with Odyssey before or during Odyssey’s efforts to amass its position?

I don’t recall ever hearing of Odyssey. Beyond looking at the page on Yahoo about once/year, I cannot ever recall looking at a list of who owns our stock in the 3.5 years we have been public.

8.                                       Describe your strategy for rebuilding trust and confidence among sell-side analysts.

Continue focusing on building a real company that dominates the Internet and let the smart ones filter themselves out?

9.                                       As an out-year scenario, one can envision OSTK as a 1.5 billion to $2 billion company with perhaps 4% EBITDA margins. How do you get there? Can you get margins beyond that on 15% Gross margins? How? (Even assuming you can hit those revenue figures, which seems likely). Can you grow that much while trimming marketing? How long would it likely take?

Since I think “EBITDA” is the stupidest thing I ever heard emanate from Wall Street (no small feat), I … don’t begin to know how to answer. I suppose I could go and recast all my numbers into EBITDA (or for that matter, “pro forma”) but I think I’ll do something more valuable with my time, like alphabetize my CD’s by, “Name of drummer.”

Section III. The Disputes…

1.                                       Let’s review numbers. Overstock has 19 million shares outstanding. The float appears to be 10 million shares. According to Nasdaq, the short position is 7.1 million shares. Why does Overstock believe that it is necessary to violate securities laws to short the shares. Why is a short seller who says “19 million shares, 10 million float, 7 million short, what’s the problem?” incorrect? Are these numbers incorrect? I believe I recall reading an assertion by PMB, though offhand I do not recall where, that the company knew in detail who owned its shares, who was allowing their shares to be borrowed and who was not, and that the then-existing position was impossible. Please review what you know and whether I correctly remember this statement, and what basis you might have for making such an assertion.

Your recollection is false: I have no idea who is allowing their shares to be borrowed.

I believe someone is violating securities laws because: the SEC mandates that the SRO’s (e.g., NASD) publish nightly “Reg SHO Threshold Lists” of companies that are seeing excessive failures to deliver; excessively failing to deliver violates securities laws; and Overstock has been on NASDAQ’s list for 47 of the last 50 weeks. See?

I also think it because I conduct little experiments like buying 50,000 shares, and I don’t get them for weeks or months on end, and when I ask around the BD the staff says things like, “Our trader says this is a hot stock and it is very hard to get delivery, and we could try to buy it in but if we did the stock we’d get would also be phony.” (See O’Brien’s blogs about this).

I’m not sure, but that doesn’t sound right to me. My recollection of markets re that they are places where people buy and sell things, not places where people buy and are promised things that don’t arrive.  Call me madcap.

2.                                       I’ll ask an open-ended question more generally…Why do you think shorts—and which ones – have violated Regulation SHO? Take all the time you need with this one; I want to understand your basis for this in detail, whether I end up devoting much space to it or just a little.

I don’t know has done it. There: didn’t take much time at all.

As far as the violation goes, I think it is likely some combination of 17a, Reg SHO,

3.                                       When during the Bloomberg interview were you cut off? I have a transcript that does not note any interruption (am checking with Bloomberg). Why do you believe this occurred?

When I mentioned that the SEC has started an investigation of a research firm called Gradient. In case you missed it, here is the documentary evidence. Note the case number near the top?  Oddly, while the Salt Lake Tribune wrote a story about this, it was picked up by no one else in the Wall Street media:

http://www.shareholder.com/overstock/downloads/DeclarantSECletters_AddressesRedacted.pdf

I say “oddly” because when I mentioned in an August conference call that last February I had heard a rumor of an informal enquiry into me that had gone nowhere then stopped, Carol Remond wrote a story about it (neglecting to mention that it was a six month old rumor of a dead enquiry that had gone nowhere), the WSJ gave it a headline (which they later retracted), and five or six others among the Wall Street media picked it up. Here we have documents showing (as opposed to a rumor) that our opponents face an investigation (as opposed to an informal enquiry) that is current (as opposed to six months old and dead), and none of you fellows mentions it. How odd.

I know I was cut-off, first, because everyone I know who saw it called to tell me I was cut-ff in mid-sentence, and then I watched it myself and, indeed, I was cut off in mid-sentence. It last about two minutes (the two minutes I was discussing this issue), then they cut back to me. However, Bloomberg has written me that it was inadvertent, that it only happened in some markets and not others, and all is Jake between us.

4.                                       I note with interest Bob O’Brien’s post about members of the Byrne family being unable to buy shares. Can you explain, and can you put me in touch with brokers and other third parties who can confirm this?

Can I explain it? Yes, I think that some days most of the shares that trade are electronic counterfeits. O’Brien wrote at length and included some correspondence between me and my brokers, and you are welcome to that.

Who is Bob O’Brien?

That is a deep question.  He claims to be guy stung by some manipulative practices of hedge funds, and wants to do something about it.

Is he really a penny-stock artist affiliated with Richard Mellon Scaife?

Bob’s response: “I have no idea who the hell that is.”

Are you at all concerned that this association hurts Overstock’s reputation or credibility?

No: the only credibility I care about is my own with myself. You know, you and your friends seem to think that people care a lot more about what Wall Street thinks of them, than people actually care what Wall Street thinks of them. Myself, I have a mild preference for making certain types of people dislike me (mostly, bullies and lapdogs), but that’s just me.

Can you supply his contact information?

Yes, on all his websites and blogs he cleverly disguises his email address as his email address: ncans.mgr@gmail.com.

6.                                       What is your basis for:

a.                                       Asserting on Bloomberg that “some of these officials are mobsters”? Please explain also the remark about a body being found on you.

“Officials”? Does the transcript say that? May have been a typo, or maybe I was speaking too fast. I was referring to the fact that one does not have to dig very deep into Wall Street, especially the hard-core short-selling crowd, to find mobsters and mob connections. For example, the whole Lucky Lucianno, Genovese family, Bugsy Seagull, Meyer Lanksy, Vincent “Jimmy Blue Eyes” Alo.  Lanksy had a fence named Sol “Red” Steinhardt whom the Manhattan district attorney Frank Hogan called “the biggest mafia fence in America” (or words to that effect). Did some time in Sing Sing, while there, made sure his son went to Wharton. That son, Michael Steinhardt, started Steinhardt, Fine, Berkowitz (as one friend on Wall Street described them, “That’s when the bad guys showed up on Wall Street”). Financier for Marc Rich, who got busted trading with Libya and Iran, fled (with his buddy Pinky Green) the USA for, I believe, Zug, Switzerland. Steinhardt got indicted for trying with another firm to corner the US Treasury market in the early 1990’s, (so a second generation racketeer) paid 40 million and “retired”.

Stayed in contact with Rich, negotiated his pardon by Bill Clinton. Rich is connected to Ronald Greenwald, who sponsored Evsei Agron (the guy who brought the Red mafia to the USA), who until he got whacked was apparently linked to the Genovese family, and so on and so forth.

You know, those guys.

Here, you may have missed the couple thousand stories like this:

By GREG B. SMITH

Daily News Staff Writer

Sunday, September 10, 2000

They are getting more together,” said Barry Mawn, director of the FBI’s New York office. “They’re apt to be taking advantage of the good times. They know how we look at them. If they can branch out in a new area where we’re not as aware, that’s to their advantage.”

Investigators, prosecutors and regulators with the National Association of Securities Dealers and the Securities and Exchange Commission all agree that the mob has lurked at the margins of Wall Street for years.

At 17 State St., from 1993 through 1996, White Rock Investments was a cooperative agreement between the Bonanno, Colombo and Genovese families, according to Brooklyn federal prosecutors.

At 30 Broad St., in 1996 and 1997, Meyers Pollack Robbins was controlled by the same allegiance of the Bonanno, Colombo and Genovese families, according to court papers.

At 80 Broad St. and 84 William St., in 1996, First Liberty became a “joint venture” between the Bonanno and Colombo crime families, prosecutor Smith said.

And most recently, in 1998 through this June, DMN Capital Investments at 5 Hanover Square was run by the Bonanno and Gambino families, an indictment brought by a Manhattan federal grand jury alleges.

Investigators say Wall Street is a perfect spot for La Cosa Nostra strong-arm tactics: The mob is threatening white-collar yuppies, not longshoremen or Teamsters.

Assistant U.S. Attorney Patrick Smith, who is leading the 120-defendant mob-on-Wall-Street case for Manhattan U.S. Attorney Mary Jo White, said the money is funneled through Persico’s cousin, Frank Persico, a registered broker since the end of the last bull market in 1988.

Frank Persico, an alleged Colombo associate, along with Gallo and Vincent Langella, another reputed Colombo associate, represents the new breed of rising Mafia star, the wiseguy broker.

Etc.

Asserting that 10 to 15 million shares of Overstock have been counterfeited?  By whom? How do you know? Have you seen any forged certificates?

I have gotten our NOBO/OBO lists out of the DTCC: they have around 15 million shares in the accounts, but only 9 million shares, so there’s 6 (there can be reasons for brief, temporary discrepancies, but not 6 million share discrepancies lasting for months).

“By whom?” As I said, I don’t know whom, but I think it is largely the broker-dealers who are really at fault: their stock loan desks over-locate stock to capture the high negative rebate, or their market makers effectively rent their market maker exemption to a hedge fund and create synthetic shorts, sell match puts, etc. (That may be why you see our biggest short sellers show up at times as longs, and why we suddenly see the prime brokerages showing up as owners, and not their asset management groups). And then there is the little fact of being on the Reg SHO list for 11 months when the maximum was supposed to be 13 days. And the fact that friends at broker dealers simply come out and tell me that the stock trading may be as much as 97% counterfeit at this point. And from the fact that a friend at a broker dealer called to tell me that the SEC had launched an investigation into their trading in our stock –oops! Did I let that slip?

“Forged certificates”? Tim, you really have some make-up work to do. Only 3% of stock is paper these days, and this is all being done electronically: I suggest you watch my PowerPoint primer on this at www.businessjive.com.

c.                                       Asserting that journalists accept assignments from short sellers?

My basis for asserting that is that you see the same journalists attacking the same companies for the same shorts over and over, predictably, like clockwork, then talking to them and discovering how little actual research they have done (suggesting, of course, they are being fed the jargon that they often don’t even understand), the robotic parroting of the shorts’ party line, the fact that when the party line updates it does so among all these journalists instantaneously, and all journalists who call that day have it, and regurgitate it with a kind of calculated indifference to response that is supposed to suggest power and control but to me always conveys latent self-loathing, etc. etc. I’ve saved a nice example for you at the end of this.

d.                                      Asserting that Jim Cramer is an undisclosed investor in Rocker Partners?

I don’t believe Jim Cramer is an undisclosed investor in Rocker Partners: I believe Rocker is (or has been) a disclosed plurality investor in Jim Cramer’s company, TheStreet.com. I saw documents showing Rocker did it through his offshore funds with names like, “Helmsman” and “Compass”. You can find them on yahoo in 5 minutes.

e.                                       Asserting that “a master criminal from the 1980s” is coordinating an attack on Overstock? Is this Michael Milken? Why does Bob O’Brien appear to think so, judging from his postings?

Who is this “Michael Milken” everyone asks about? I don’t know why O’Brien says that: you’d have to ask him. I refuse to tell him who I think it is.

Myself, I really think in terms of a composite of two people. But the “Sith Lord” reference which so excited you fellows is probably imperfect: a better one is Al Qaeda: a loosely organized confederacy united by an ideology but lacking central control.

f.                                         Saying that you are afraid of the Israeli mafia? Have you received any threats? If so, describe. (Note: I have seen an excerpt of PMB’s remarks, but have not yet listened to the CFR webcast.) Or is this a more general observation that society should fear crime? If so, how is it even remotely related to securities violations surrounding OSTK shares? Do you have any expectation that

I said that whatever hole one goes down in naked shorting, one comes on Italian, Russian, and Israeli mafias. In my view, it seems to be especially Italian and Russian mafias. I don’t recall saying that I am “afraid of the Israeli mafia” and in fact, believe myself to be on relatively good terms with them.

Asserting that Overstock would dominate the mid-priced diamond market?

Well, we are aiming for the areas between Wall Mart and Blue Nile, and it is still early in the game.

7.                                       Please explain the Bethany McLean e-mail. I’ve read Bethany’s story; I want to hear it straight from PMB.

In an negative piece she brought up a painful personal matter in what seemed to me and those who know me a deliberately hurtful way, and in a way that violated what I understood a tacit agreement to be. I emailed her and wrote her a letter to explain how it felt to have personal matters bolster the swipe of something.  She recently aknowledged to me but told me that it was not deliberate (perhaps the lesson is that when articles full of swipes border on personal matters, they feel like personal swipes). We apologized to each other. She has suggested to me that we drop it between us and, I believe, things are reasonably friendly between us (though she says things about me in emails that strike me as curious).

8.                                       How much time does PMB devote to NCANS, the litigation and related matters, including media appearances. He has acknowledged financially supporting NCANS; how much has he spent? Is it a distraction from work?

Too much time, not very much money, I have not only “acknowledged” it but I have been public about it from the start, yes it is a distraction from work but everyone needs a hobby.

10.                                 May I have a phone number or e-mail address for Mr. O’Brien and for Mary, whose last name escapes me, from NCANS.

Bob’s: email above. Mary’s last name is on the lawsuit that you claimed to have read closely.

10.                                 There are not more questions about Gradient in part because I’ve read the filings posted on your site and understand your basis for those specific allegations.

Imagine my surprise.

11.                                 It appears from Bloomberg’s summaries of SEC filings that the top 35 holders own 99%+ of OSTK shares.

Does that strike you as strange at all, Tim? Trigger any latent journalistic instincts?

If Bob O’Brien and NCANS believe so strongly that you have been wronged by the short side, have they bought any?

I don’t know. It’s never occurred to me to ask him. In any case, for the nth time, this is about the naked short side, not the short side. Can’t you ask them to put something new in your script? For you guys life must be like doing “Cats” over and over again.

Section IV. Just for the Record…

1.                                       How is PMB’s health? In comparing old pictures of PMB to more recent ones, a senior BW editor – i.e. not me – noted what appeared to be a significant weight gain that occurred within the last two years. Is this correct? If so, is it a function of stress?

Yes, thanks for noticing. The last time I bicycled across country I ended up in the hospital with Severe Ventricular Fibrillations. For some time after that even moderate exercise would send my heart to well above 230 bpm. Thus, I was unable to exercise for several years, and added 40 pounds. It was a nice break from an otherwise pretty strenuous lifelong routine, but over New Year’s I went for a long hospital physical, where they confirmed that I still have a pronounced “rogue focus” in my left atrium, but I am cleared to start up again, so I may go for a long walk soon.

“Stress”? There’s no stress here. I am having a blast.

2.                                       Is PMB manic depressive? Has he ever sought care or diagnosis for any mental incapacity? Is he on any psychoactive medications of any kind? (I mean no offense, and this is no more intrusive than Pat’s own public discussion of whether he uses illegal drugs).

Hmmm. Maybe you can point me to that “Pat’s own public discussion of whether he uses illegal drugs”?

The answer is, No, I shun therapists of any kind. I have seen them ruin some good people, but I suppose that is heresy in New York.

3.                                       Why is Jim Cramer referring e-mails from NCANS supporters to his lawyers? Has any counsel for Cramer contacted OSTK or PMB about pending or threatened defamation claims? E-mail trails I have read include Cramer asserting he may have a claim against OSTK or OSTK defenders at NCANS. Are these e-mails genuine? (I’m calling JJC as well).

No, but I contacted them to let them know that one of these fellows (Dave Patch) had forwarded me Jim and his lawyers blustery threats, and to ask if they had any objection to my including them in a presentation I am preparing on Jim Cramer. Cramer’s lawyer answered obliquely, but would not say he objected, and so I took that as permission to use them. I have noted that Jim is quick to have his lawyer threaten people: I look forward to the day he does me.

As this happened just two days ago, and you already know about what was sent to Cramer’s lawyer, it tells me that you guys are even tighter than I thought! Wow, who knew? And to think some people suspect that this is orchestrated….

4.                                       Mark Cuban, asked in jest if he would trade PMB for Ron Artest, even up, responded in part: “No. Ron Artest knows what his issues are and takes medication.” Please comment. We know about Mr. Cuban’s short position in OSTK, which he puts at 20,000 shares.

Mark Cuban is living proof that the even the billionaires club has a bell curve: Mark holds one end of it, and Bill Gates has the other. You guess which is which.

Scott, let’s get it started. I don’t have enough space, most likely, for all this material. But I have to understand it deeply to write the strongest possible 1200-1500 words I can.

Best

t

Tim Mullaney

E-Business Editor, BusinessWeek

212-XXXXXXX

I hope you feel I have been adequately forthcoming. Besides, you have saved me the time of writing much of my shareholders’ letter this year, and I think you have largely made a case that would have taken far more time for me to make on my own.

I trust also that you will not mind that I answered these publicly. You know, the shorts and their mouthpieces are known by the way they act like bullies, and it is the hallmark of bullies that they insist on special treatment for themselves. For example, in this case, if you were a bully you would argue that yours was a private correspondence and off-the-record. And I would remind that bully (as I have several reporters who got mad when I quoted them) that if an interview is on-the- record, it’s on-the-record for both of us, just as, if emails are to be made public, they are public for both of us.  That is why most reporters who interview me by email request that I promise not to publish the email until they write their story. You did not do that (and I trust that like all journalists you detest people who try to make things off-the-record retroactively. So I appreciate your kind license.